Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact	Media Relations
Ian Clements, Ph.D.	Lippert/Heilshorn & Associates	Pure Communications
Sr. Director, Corp. Communications	Jody Cain (jcain@lhai.com)	Dan Budwick
+1 (858) 202-9000	+1 (310) 691-7100	+1 (973) 271-6085

FOR RELEASE

FINAL

SEQUENOM REPORTS 2009 FOURTH QUARTER AND FULL YEAR

FINANCIAL RESULTS

-Full Year 2009 Revenues of $37.9 million with Year End Cash and Equivalents of $42.7 million-

-Recent Launches of Three Laboratory Developed Diagnostic Tests-

SAN DIEGO—March 15, 2009—Sequenom, Inc. (NASDAQ: SQNM), today reported its financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Results

•	Total revenue for the fourth quarter of 2009 was $10.8 million, compared with $12.2 million for the fourth quarter of 2008.

•	Net loss for the fourth quarter of 2009 was $18.4 million, or $0.30 per share, compared with $15.4 million, or $0.25 per share, for the fourth quarter of 2008.

•	Net cash used in operating activities was $9.7 million for the fourth quarter of 2009.

Gross margin in the fourth quarter of 2009 was 50.5% compared with 59.5% for the fourth quarter of 2008, reflecting increased costs associated with the start-up of the diagnostics business and changes in product mix, including lower average selling price for systems, in the genetic analysis business.

Research and development expenses were $10.0 million for the fourth quarter of 2009, compared with $9.1 million for the same period in the prior year.

Selling, general and administration expenses of $12.9 million for the fourth quarter of 2009 increased from $12.3 million for the fourth quarter of 2008.

Total costs and expenses for the fourth quarter of 2009 were $28.4 million, compared with $26.3 million for the comparable quarter in 2008. For the three months ended December 31, 2009 and 2008, the company recorded $2.6 million and $2.3 million, respectively, of stock-based compensation expense.

Full Year 2009 Results

•	Revenue for 2009 totaled $37.9 million, compared with $47.1 million for 2008.

•	Net loss for 2009 was $71.0 million, or $1.16 per share, compared with $44.2 million, or $0.83 per share for 2008.

Gross margin for 2009 was 61.5%, compared to 58.5% for 2008. The improvement in overall gross margin was attributable to lower system and contract research revenues which are sold at lower margins and an increase in consumables revenue.

Research and development expenses were $37.5 million for 2009 compared to $27.5 million for 2008. The increase in expenses was due to higher investment in diagnostic development and clinical studies, higher stock-based compensation expense and headcount based overhead allocation expense related to our information technology and facilities, as well as higher depreciation associated with capital expenditure and our acquisition of SensiGen, LLC.

Selling and marketing expenses were $26.9 million for 2009, compared to $24.3 million for 2008. The increase resulted primarily from additional headcount associated with building our diagnostics marketing and sales infrastructure and higher stock-based compensation expense.

General and administrative expenses were $28.1 million for 2009, compared to $18.4 million for 2008. The increase resulted primarily from increased legal expense, stock-based compensation expense and facilities expense.

Total costs and expenses for 2009 were $108.6 million, versus $89.8 million for 2008. For the year ended 2009 and 2008, the company recorded $11.8 million and $7.3 million, respectively, of stock-based compensation expense.

Cash, Cash Equivalents and Available for Sale Securities

As of December 31, 2009, Sequenom had total cash, cash equivalents and short-term marketable securities of $42.7 million and $8.5 million in accounts receivable.

Management Commentary

“During the fourth quarter we made significant steps towards settling our outstanding consolidated federal class action lawsuit. We also secured an extension of rights to the ’540 patent licensed from Isis Innovation, which is the foundation of our prenatal diagnostics franchise. Additionally, in response to the difficult events of 2009 we conducted a thorough review of our internal processes and we implemented a set of new R&D and disclosure controls,” stated Harry F. Hixson Ph.D., chairman and chief executive officer. “We are pleased with the steady pace of the progress we are making on all fronts. The recent launches of the SensiGene Fetal RHD Genotyping and Fetal Sex Determination tests are clear indicators that the science of detecting circulating cell free fetal nucleic acids can be developed into commercially viable tests.

“Our results this quarter demonstrate the ability of our team to remain focused and deliver solid operational performance,” Hixson continued. “We remain enthusiastic about our diagnostic test portfolio, which now includes three tests being offered to US obstetricians and gynecologists. The development of a test for assessing the risk of progressing from dry to wet age-related macular degeneration should also lead to a more diversified diagnostic test menu.”

Paul V. Maier, interim chief financial officer, stated, “With the completion of a strategic review in late 2009, we are now focused on funding priority projects in 2010, which includes continuing to make a major investment in T21 development and clinical studies. An additional project which will receive priority funding for 2010 includes development of the next generation of MassARRAY instrumentation. Despite the challenges of 2009, we managed to meet our goal of finishing the year with over $42 million in cash and achieving solid revenues of just under $38 million from our genetic analysis business.”

Recent Business Highlights

Commercial Launches – The company has three laboratory-developed tests currently on the market – the SensiGene™ Cystic Fibrosis (CF) Carrier Screening test, the SensiGene Fetal RHD Genotyping and SensiGene Fetalxy (fetal sex determination) tests. Details on all these tests may be found at http://www.scmmlab.com.

Sequenom Center for Molecular Medicine (Sequenom CMM) recently received a license to perform clinical laboratory testing in molecular genetics/molecular diagnostics in Maryland. With the addition of this license, Sequenom CMM can now market and sell in 49 states.

Business Development – In November 2009, the company secured continued exclusive, royalty-bearing rights to US Patent 6,258,540 and its foreign equivalents. This patent is an important part of the company’s prenatal diagnostics franchise as it relates to Sequenom’s core technology of detecting circulating cell free fetal nucleic acids in maternal plasma.

The company is in the process of researching and evaluating a potential molecular diagnostic for the assessment of risk for developing age-related macular degeneration (AMD). In February 2010, the company entered into a license agreement with Optherion, Inc., under which the company was granted an exclusive, worldwide, royalty-bearing license to know-how and a consolidated portfolio of patent rights relating to AMD diagnostics for research and commercial use in conjunction with various types of technology platforms. This portfolio had been licensed to Optherion by a number of prominent academic institutions. The licensed patent portfolio includes 17 issued or allowed United States and foreign patents, and 68 pending United States and foreign patent applications. The license agreement covers extensive intellectual property rights for significant age-related macular degeneration related genetic variants.

T21 (Down syndrome) Update – The company remains committed to the development, third party validation and launch of a noninvasive T21 test. R&D efforts focus on DNA based approaches using our MassARRAY platform and next-generation sequencing platforms. Collectively, the R&D and clinical sample collection costs that will be required to enable a pivotal third party T21 test validation study represent the single largest investment the company will make in 2010.

Note to Investors

As previously announced, Sequenom will hold a conference call to discuss the fourth quarter and full year financial results today, March 15, 2010, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-866-783-2137 for domestic callers or 1-857-350-1596 for international callers, and entering passcode 49295092. Those interested in listening to the conference call live via the internet may do so be visiting http://ir.sequenom.com.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine® (Sequenom CMM), a CAP accredited and CLIA-certified molecular diagnostics laboratory, is developing a full range of advanced prenatal diagnostics. Branded under the name SensiGene™, these genetic tests provide earlier patient management alternatives for obstetricians, geneticists and maternal fetal medicine specialists. Sequenom CMM is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies. Visit http://www.scmmlab.com for more information on laboratory services.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM®, Sequenom® Center for Molecular Medicine®, SensiGene™, and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s efforts to settle its outstanding consolidated federal class action lawsuit, the Company’s progress, the commercial potential for the science of detecting circulating cell-free fetal nucleic acids, and the Company’s portfolio of diagnostic tests, the Company’s tests under development, including tests for T21 and AMD, the Company’s funding priorities for 2010 and the impact of Sequenom CMM on genetic disorder diagnostics are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s ability to develop and commercialize new technologies and products, particularly new technologies such as genetic analysis platforms, noninvasive prenatal diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, the ongoing litigation and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

Condensed Consolidated Financial Statements - Dec 2009

(in thousands, except per share data)

Consolidated Summary of Operations - Q4 & YTD

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Revenues:
Consumables	$5,171	$4,977	$20,534	$19,535
MassARRAY and other product related	4,907	5,814	14,999	22,724
Services	592	1,367	2,209	4,817
Diagnostic	94	—	94	—
Research and other	22	2	27	73

Total revenues	10,786	12,160	37,863	47,149

Costs and expenses:
Cost of consumables and products revenue	5,344	4,929	14,570	19,590
Research and development	9,968	9,075	37,454	27,455
Selling and marketing	6,678	6,300	26,845	24,299
General and administrative	6,265	5,971	28,127	18,436
Restructuring	106	—	1,589	—

Total costs and expenses	28,361	26,275	108,585	89,780

Loss from operations	(17,575)	(14,115)	(70,722)	(42,631)

Loss on marketable securities, interest income and other, net	(886)	(1,161)	(173)	(1,312)

Loss before income tax	(18,461)	(15,276)	(70,895)	(43,943)
Income tax expense	58	(137)	(117)	(211)

Net loss	$(18,403)	$(15,413)	$(71,012)	$(44,154)

Net loss per share, basic and diluted	$(0.30)	$(0.25)	$(1.16)	$(0.83)

Weighted average shares outstanding, basic and diluted	61,313	60,775	61,171	53,129

Consolidated Balance Sheet Information

	December 31, 2009	December 31, 2008
Assets:
Cash, cash equivalents, marketable securities	$42,681	$98,329
Restricted cash	1,419	1,371
Accounts receivable, net	8,510	10,642
Inventories, net	7,722	10,631
Other current assets and prepaid expenses	2,598	1,311

Total current assets	62,930	122,284

Equipment and leasehold improvements, net	11,811	9,195
Other assets	11,904	9,005

Total assets	$86,645	$140,484

Liabilities and Stockholders’ Equity:
Accounts payable	$6,064	$8,321
Accrued expenses	8,202	8,626
Deferred revenue	1,871	1,444
Current portion of debt and obligations	1,320	647

Total current liabilities	17,457	19,038
Long-term liabilities	5,530	5,233
Stockholders’ equity	63,658	116,213

Total liabilities and stockholders’ equity	$86,645	$140,484